UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 13, 2020

CNX Resources Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-14901	51-0337383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

CNX Center

1000 CONSOL Energy Drive Suite 400

Canonsburg, Pennsylvania 15317

(Address of principal executive offices)

(Zip code)

(724) 485-4000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock ($.01 par value)	CNX	New York Stock Exchange
Preferred Share Purchase Rights	—	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

Credit Agreements

On March 13, 2020 (the “Closing Date”), Cardinal States Gathering Company LLC (“Cardinal States”), a Virginia limited liability company and an indirect wholly owned subsidiary of CNX Resources Corporation (the “Company”), as borrower, entered into a Credit Agreement with Investec Bank plc, as administrative agent, and the lenders from time to time party thereto (the “Cardinal Credit Agreement”). The Cardinal Credit Agreement provides for an 8-year first lien senior secured term loan facility in an initial aggregate amount equal to $125,000,000 (the “Cardinal Facility”) and includes amortization payments of 1.00% per annum, with the balance due and payable on the eighth anniversary of the Closing Date. The Cardinal Facility will be repaid in quarterly payments of principal equal to 0.25% of the original aggregate principal amount of the Cardinal Facility beginning on June 30, 2020. Borrowings under the Cardinal Facility, at Cardinal States’ option, will bear interest at a rate per annum as described in the Cardinal Credit Agreement. Cardinal States’ obligations under the Cardinal Credit Agreement are secured by substantially all of the assets of Cardinal States and by a pledge of the equity interests in Cardinal States by its parent holding company.

Also, on the Closing Date, CSG Holdings II LLC (“CSG”), a Delaware limited liability company and an indirect wholly owned subsidiary of the Company, as borrower, entered into a Credit Agreement with Investec Bank plc, as administrative agent, and the lenders from time to time party thereto (the “CSG Credit Agreement”). The CSG Credit Agreement provides for a seven-year first lien senior secured term loan facility in an initial aggregate amount equal to $50,000,000 (the “CSG Facility”) and includes amortization payments of 1.00% per annum, with the balance due and payable on the seventh anniversary of the Closing Date. The CSG Facility will be repaid in quarterly payments of principal equal to 0.25% of the original aggregate principal amount of the CSG Facility beginning on June 30, 2020. Borrowings under the CSG Facility, at CSG’s option, will bear interest at a rate per annum as described in the CSG Credit Agreement. CSG’s obligations under the CSG Credit Agreement are secured by substantially all of the assets of CSG and by a pledge of the equity interests in CSG by its parent holding company.

The foregoing credit agreements contain customary representations, warranties, affirmative and negative covenants, mandatory prepayments and events of default.

The Company intends to use the proceeds of borrowings under the Cardinal Facility and the CSG Facility to repay certain of its outstanding indebtedness.

The foregoing summaries do not purport to be complete and are subject to and qualified in their entirety by reference to the full text of the credit agreements, which are filed as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of the Exhibit

99.1

Credit Agreement, dated as of March 13, 2020, by and among Cardinal States Gathering Company LLC, as borrower, Investec Bank plc, as administrative agent, and the lenders from time to time party thereto.

99.2	Credit Agreement, dated as of March 13, 2020, by and among CSG Holdings II LLC, as borrower, Investec Bank plc, as administrative agent, and the lenders from time to time party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNX RESOURCES CORPORATION

By:	/s/ Donald W. Rush
Name:	Donald W. Rush
Title:	Chief Financial Officer and Executive Vice President

Dated: March 13, 2020